EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Prices Common Stock Offering

     Natchez, MS (June 17, 2004) — Callon Petroleum Company (NYSE: CPE / CPE.PrA) announced today it has priced an offering of 3 million shares of common stock at $13.25 per share. The offering was underwritten by Johnson Rice & Company L.L.C. Callon has granted the underwriter an overallotment option to purchase an additional 450,000 shares.

     A copy of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Johnson Rice & Company L.L.C., 639 Loyola Avenue, Suite 2775, New Orleans, LA 70113.

     Closing of the common stock offering is expected to occur on June 22.

     The company intends to use the net proceeds of the common stock offering for general corporate purposes, including repayment of debt.

     Callon has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

     This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this news release, including statements regarding the company’s intended use of proceeds, are forward-looking statements. The company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Important factors that could cause actual results to differ materially from the company’s expectations (“Cautionary Statements”) include volatility of oil and gas prices, the markets for oil and gas, environmental regulations, the substantial capital requirements associated with oil and gas operations and other factors that are set forth in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for its 2003 fiscal year. All subsequent written and oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified by the Cautionary Statements.

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